                                                                    EXHIBIT 1(g)

                  NUVEEN PREMIUM INCOME MUNICIPAL FUND 4, INC.

                     CERTIFIED COPY OF CORPORATE RESOLUTION

The undersigned, James J. Wesolowski, Secretary of Nuveen Premium Income Municipal Fund 4, Inc., a Minnesota corporation, (the "Fund") does hereby certify:

1. That he is the duly elected, qualified and acting Secretary of the Fund, has custody of the corporate records and is a proper officer to make this certification.

2. That at a meeting of the Board of Directors of the Fund held on Wednesday, February 2, 1994, at which a quorum was present and voted throughout, the following resolution was duly adopted by said Board and said resolution has not been amended, altered or repealed and remains in full force and effect on the date hereof:

              RESOLVED, that the Statement Establishing and Fixing the Rights and Preferences of the Fund's Preferred Stock (or Shares depending on whether the Fund is organized as a corporation or a business trust) be amended as follows:

              The definition of "S&P ELIGIBLE ASSET" shall be amended as follows:

                   (i) provide that a Municipal Obligation that is an Escrowed Bond shall not be subject to the portfolio concentration limitations on (a) Municipal Obligations of any one issuer or guarantor and (b) Long-term Municipal Obligations issued by issuers in any one state or territory;

                   (ii) provide that Municipal Obligations that are Escrowed Bonds and not rated by S&P shall be considered S&P Eligible Assets only to the extent that the Market Value of such Municipal Obligation, together with all other Municipal Obligations not rated by S&P, does not exceed 50% of the aggregate Market Value of S&P Eligible Assets, and that, for purposes of calculating the S&P Discount Factor, such Municipal Obligations will be deemed to have an S&P rating category that is the equivalent of the rating category in which any such Municipal Obligation is placed by Moody's; and

                   (iii) provide that an Escrowed Bond is a Municipal Obligation (i) which has been determined to be legally defeased in accordance with S&P's legal defeasance criteria,
                   (ii) has been determined to be economically defeased in accordance with S&P's economic defeasance criteria and assigned a rating of AAA by S&P, or (iii) is not rated by S&P but has been determined to be legally defeased by Moody's or determined to be economically defeased by Moody's and is rated by Moody's with the rating that is Moody's equivalent of S&P's AAA rating.

3. That at a meeting of the Board of Directors of the Fund held on Tuesday, April 26, 1994, at which a quorum was present and voted throughout, the following resolution was duly adopted by said Board and said resolution has not been amended, altered or repealed and remains in full force and effect on the date hereof:

              WHEREAS, Standard & Poor's Corporation ("S&P") has indicated that it no longer requires leveraged closed-end municipal bond funds to maintain a minimum liquidity level as a condition to assigning a AAA rating to preferred shares issued by such funds;

              WHEREAS, pursuant to express authority granted in the Statement, the Board may from time to time, without vote or consent of shareholders, amend, alter or repeal certain definitions in the Statement, including the definition of "Minimum Liquidity Level", provided the Board receives written confirmation from S&P that such action would not impair the rating then assigned by S&P to the Fund's shares of MuniPreferred, MMP or MPS, as the case may be; and

              WHEREAS, in light of S&P's elimination of the minimum liquidity requirement, the Board believes it to be in the best interest of the Fund to amend the Statement to repeal the definition of Minimum Liquidity Level;

              NOW, THEREFORE, BE IT RESOLVED, that the Fund's Statement be, and hereby is, amended as follows:

                   (a) the definition of Minimum Liquidity level shall be, and hereby is, repealed in its entirety, subject to the Funds's receipt of the written confirmation from S&P described above; and

                   (b) the definitions of "Dividend Coverage Assets",
                   "Valuation Date" and "Dividend Coverage Amount" shall be, and hereby are, repealed to the extent such definitions pertain to the definition of Minimum Liquidity Level", subject to the Fund's receipt of the written confirmation from S&P described above.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 16th day of June, 1994.


                                                James J. Wesolowski
                                                --------------------------------
                                                James J. Wesolowski, Secretary